Exhibit 99.1

Appvion Reports Second Quarter 2016 Results

APPLETON, Wis., Aug. 9, 2016 /PRNewswire/ -- Appvion's second quarter 2016 net sales of $173.6 million were $7.4 million, or 4.5%, higher than second quarter 2015 net sales of $166.2 million largely due to higher shipment volumes and favorable product pricing. The ongoing strength of the U.S. Dollar against most major currencies had a slight negative impact on second quarter net sales. Shipment volumes were approximately 1% higher than in 2015.

Year-to-date net sales of $354.1 million exceeded prior year net sales of $350.1 million by $4.0 million, or approximately 1%, due to improved volume in the thermal segment that more than offset volume declines in the carbonless segment.

During second quarter 2016, the Company recorded operating income of $3.9 million, which was $5.3 million higher when compared to an operating loss of $1.4 million for second quarter 2015. The improved earnings in second quarter 2016 were due to significantly improved performance in the thermal segment. Improved price in both thermal and carbonless as well as an improved product mix contributed $6.3 million to second quarter operating earnings.

In addition, manufacturing operations were $2.2 million better and selling, general and administrative (SG&A) expenses were $1.0 million lower in second quarter 2016 compared to the same period in 2015. These positives more than offset the $3.3 million negative impact from lower carbonless volume and the $0.9 million negative impact of foreign exchange rates due to the strength of the US Dollar.

Appvion recorded $13.5 million of operating income for first half 2016, which was an increase of $10.6 million compared to operating income of $2.9 million the Company recorded for the same period in 2015. The increase in operating earnings was due to improved manufacturing operations of $9.5 million, $7.1 million of improved price and product mix, and $3.7 million of lower SG&A and other costs. These improvements more than offset the $7.0 million decrease in earnings due to lower carbonless shipment volumes and the $2.7 million negative impact of foreign exchange rates.

"The strength and continued growth of our thermal segment and ongoing improvement in operating performance were the foundation for our success in the second quarter as they have been throughout the first half of 2016," said Kevin Gilligan, Appvion's chief executive officer.

Gilligan added the growth and performance of the Company's thermal papers segment, combined with expanding sales of its specialty paper products, served to more than offset the impact of declining sales of carbonless paper. In particular, volume growth in the tag, label and entertainment product lines of 11% for the second quarter and 10% for the first half continues a trend of exceeding market growth.

Second Quarter and Year-to-Date Business Unit Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015

Thermal Papers	$ 100.8	$ 83.0	$ 4.9	$ (4.6)
Carbonless Papers	72.8	83.2	1.8	6.5
Other (Unallocated)	--	--	(2.8)	(3.3)
	$ 173.6	$ 166.2	$ 3.9	$ (1.4)

	Net Sales for the		Operating Income (Loss) for the
	Six Months Ended		Six Months Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015

Thermal Papers	$ 202.7	$ 177.6	$ 8.8	$ (6.6)
Carbonless Papers	151.4	172.5	9.3	15.1
Other (Unallocated)	--	--	(4.6)	(5.6)
	$ 354.1	$ 350.1	$ 13.5	$ 2.9

Thermal Papers
Second quarter 2016 thermal papers net sales totaled $100.8 million, an increase of $17.8 million, or 21.4%, compared to the same prior-year period. In addition, shipment volumes were nearly 16% higher than in second quarter 2015 due to new customer gains, as well as increased shipments to existing customers, in both TLE and receipt paper. Current-quarter shipments of TLE were approximately 11% higher than in second quarter 2015 and shipments of receipt paper increased approximately 23% compared to the same period last year. In addition to the positive impact of volume increases, net sales also benefited from favorable TLE and receipt paper pricing.

During the first six months of 2016, thermal papers net sales totaled $202.7 million, an increase of $25.1 million, or 14.1%, from prior year. Year-to-date shipment volumes were approximately 11% higher than last year with TLE and receipt paper volumes increasing approximately 10% and 12%, respectively. In addition to year-on-year volume increases, net sales also benefited from favorable receipt paper pricing.

The thermal papers segment recorded second quarter 2016 operating income of $4.9 million. This compared to a second quarter 2015 operating loss of $4.6 million. Higher shipment volumes positively impacted earnings by $3.2 million and pricing and product mix were $3.2 million favorable. Continued improvements in operating performance and execution of cost savings initiatives, as well as lower SG&A and other spending, added $3.1 million to second quarter 2016 earnings when compared to the same quarter last year.

Momentum of recent quarters remains strong with second quarter 2016 operating income beating first quarter operating income by 25%.

During the first six months of 2016, the thermal papers segment recorded operating income of $8.8 million compared to an operating loss of $6.6 million for the same period last year. Current year-to-date earnings were $4.7 million higher due to increased shipment volumes. In addition, pricing and product mix were $5.2 million favorable, partially offset by unfavorable foreign currency of $2.0 million. Operating performance and execution of cost savings initiatives, as well as lower SG&A and other spending, added $7.5 million to year-to-date 2016 earnings when compared to the same period last year.

Carbonless Papers
Second quarter 2016 carbonless net sales totaled $72.8 million, a decrease of $10.4 million, or 12.5%, from prior year. Current-quarter shipment volumes were approximately 14% lower than second quarter 2015. During the first six months of 2016, carbonless net sales totaled $151.4 million, a decrease of $21.1 million, or 12.2%, from prior year. Year-to-date 2016 carbonless shipment volumes were down approximately 12% compared to last year. Second quarter 2016 shipment volumes of specialty papers were more than 20% higher than first quarter 2016 and nearly 14% higher than the same quarter last year. Current year-to-date volumes for specialty papers were over 8% higher than the first six months of 2015.

Second quarter 2016 carbonless papers recorded operating income of $1.8 million compared to operating income of $6.5 million reported in second quarter 2015. Current-year earnings were $6.5 million lower due to reduced shipment volumes. This was partially offset by favorable pricing and product mix of $2.2 million. During the first six months of 2016, operating income of $9.3 million was reported compared to $15.1 million of operating income for the same period in 2015. Year-to-date manufacturing operations were $3.0 million favorable, SG&A and other spending was lower by $1.7 million and pricing and product mix was favorable by $1.2 million. This was more than offset by an $11.7 million shortfall due to lower shipment volumes.

Other (Unallocated)
Unallocated corporate charges totaled $2.8 million in second quarter 2016 and $3.3 million in second quarter 2015. Year-to-date 2016 expense was $4.6 million compared to $5.6 million for the first six months of 2015.

Balance Sheet
At the end of second quarter 2016, the Company held cash balances of $4.1 million compared to cash balances of $1.8 million at year-end 2015. Net debt was $429.2 million compared to $413.5 million at year-end 2015. In addition, the Company invested $5.7 million in capital projects and funded $5.2 million of net Company stock redemptions.

Outlook
Gilligan said the Company expects continued strong demand for its thermal TLE grades with third quarter 2016 shipment volumes projected to exceed those of the same period last year. The Company expects third quarter 2016 shipments of its thermal receipt paper to be consistent with historical trends.

The Company expects a decline in carbonless product volume compared to the third quarter 2015 that is consistent with historical market decline levels. However, the Company expects volume for its carbonless papers segment to exceed segment volume for second quarter 2016, led by increased sales of the Company's colored papers and high-speed inkjet products.

Gilligan also stated the Company will expand the strategic initiatives that have helped to improve operational performance and achieve significant cost reductions in each of the last four quarters. "We are encouraged by the profit improvement projects we have completed and believe there are significant additional opportunities for us to pursue," Gilligan said.

Earnings release conference call
Appvion will host a conference call to discuss its second quarter 2016 results on Wednesday, August 10, 2016, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations and applications. The Company produces thermal, carbonless, security, inkjet, digital specialty and colored papers. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,400 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted EBITDA information, which is defined as net income (loss) of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income (loss), cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended
	July 3,2016	July 5,2015

Net sales	$ 173.6	$ 166.2
Cost of sales	143.3	139.0

Gross profit	30.3	27.2

Selling, general and administrative expenses	26.4	28.6

Operating income (loss)	3.9	(1.4)

Other expense (income)
Interest expense, net	10.2	12.6
Foreign exchange loss (gain)	0.2	(0.2)
Other expense	0.3	0.3
Loss from continuing operations before income taxes	(6.8)	(14.1)
Provision for income taxes	0.1	--

Loss from continuing operations	(6.9)	(14.1)

Discontinued operations
Income from discontinued operations	--	4.3

Net loss	$ (6.9)	$ (9.8)

Other Financial Data:
Depreciation and amortization from continuing operations	$ 6.5	$ 6.8

Table 2

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Six Months Ended	For the Six Months Ended
	July 3, 2016	July 5, 2015

Net sales	$ 354.1	$ 350.1
Cost of sales	287.6	290.4

Gross profit	66.5	59.7

Selling, general and administrative expenses	53.0	56.8

Operating income	13.5	2.9

Other expense
Interest expense, net	20.4	25.4
Foreign exchange (gain) loss	(0.3)	1.2
Other expense	0.5	0.5

Loss from continuing operations before income taxes	(7.1)	(24.2)
Provision for income taxes	0.2	0.1

Loss from continuing operations	(7.3)	(24.3)

Discontinued operations
Income from discontinued operations	--	8.7

Net loss	$ (7.3)	$ (15.6)

Other Financial Data:

Depreciation and amortization from continuing operations	$ 13.2	$ 13.5

Table 3

Appvion, Inc.
Condensed Consolidated Balance Sheets
(dollars in millions)
(unaudited)

	July 3, 2016	January 2, 2016

Cash and cash equivalents	$ 4.1	$ 1.8
Accounts receivable	45.5	41.6
Inventories	90.3	87.2
Other current assets	3.5	4.7
Total current assets	143.4	135.3

Property, plant and equipment, net	211.7	214.9

Other long-term assets	44.9	48.2

Total assets	$ 400.0	$ 398.4

Accounts payable	$ 48.9	$ 51.1
Other current liabilities	53.7	53.4
Total current liabilities	102.6	104.5

Long-term debt	431.7	413.8

Other long-term liabilities	163.6	163.6
Total equity	(297.9)	(283.5)

Total liabilities & equity	$ 400.0	$ 398.4

Table 4

Appvion, Inc.
Adjusted EBITDA
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015

Net loss	$ (6.9)	$ (9.8)	$ (7.3)	$ (15.6)
Income from discontinued operations	--	(4.3)	--	(8.7)

Loss from continuing operations	(6.9)	(14.1)	(7.3)	(24.3)

Add:
Interest expense, net	10.2	12.6	20.4	25.4
Provision for income taxes	0.1	--	0.2	0.1
Depreciation	5.9	6.3	11.9	12.4
Amortization	0.6	0.5	1.3	1.1
Foreign exchange loss (gain)	0.2	(0.2)	(0.3)	1.2
Other expense	0.3	0.3	0.5	0.5

EBITDA	10.4	5.4	26.7	16.4

Repair recovery boiler at SPG	--	2.1	--	2.1
Mark-to-market accounting for retiree benefits expense	--	--	0.1	1.5
Severance	0.1	0.1	0.2	0.5
Consulting & other legal fees	1.2	--	1.3	--
ESOP contributions and issuances	1.2	1.4	1.7	2.1

Adjusted EBITDA	$ 12.9	$ 9.0	$ 30.0	$ 22.6

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CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com